Exhibit. 10.5

AMENDED PROMISSORY NOTE

$500,000.00	April 6, 2011
San Diego, California

FOR VALUE RECEIVED, the undersigned Osage Exploration and Development, Inc., a Delaware corporation, 2445 Fifth Avenue, Suite 310, San Diego, CA  92101 ("Maker"), agrees to the terms of this Note amending the Note executed by Maker on January 24, 2011 and promises to pay to the order of Blackrock Management, Inc., ("Lender") at 12105 Eleonore Court, San Diego, CA 92131, or at such other place as may be designated in writing by the holder of this Note, the principal sum of Five Hundred Thousand Dollars ($500,000.00), together with a Loan Fee in lieu of interest of $100,000.00 payable in full as to both principal and fee on May 24, 2011.  Any principal or fee amount not paid when due shall bear interest until paid at a rate of twenty percent (20%) ("Default Interest") after Maturity.  Default Interest on this Note is calculated on the actual number of days elapsed on a basis of a 360 day year unless otherwise indicated above.  For purposes of computing interest on this Note, payments of all or any portion of the Principal Amount  and or Loan Fee will not be deemed to have been made until such payments are received by holder in collected funds.  This Amendment is effective as of January 24, 2011.

ALL PARTIES PRINCIPAL.  All parties liable for payment hereunder shall each be regarded as a principal and each party agrees that any party hereto with approval of holder and without notice to other parties may from time to time renew this Note or consent to one or more extensions or deferrals of Maturity Date for any term or terms, and all parties shall be liable in same manner as on the original note.  All parties liable for payment hereunder waive presentment, notice of dishonor and protest and consent to partial payments, substitutions or release of collateral and to addition or release of any party or guarantor.

ADVANCES AND PAYMENT.  It is agreed that the sum of all advances under this Note may exceed the Principal Amount as shown above, but the unpaid balance shall never exceed the Principal Amount.  Advances and payments on this Note shall be recorded on records of Lender and such records shall be prima facie evidence of such advances, payments and unpaid principal balance.  Subsequent advances and the procedures described herein shall not be construed or interpreted as granting a continuing line of credit for the Principal Amount.  Lender reserves the right to apply any payment by Maker, or for account of Maker, toward this Note or any other obligation of Maker to Lender.  Maker may prepay this Note at any time without penalty.

COLLATERAL.  The Principal Amount is to be used by Maker to acquired oil and gas leasehold interests in Logan County, Oklahoma and surrounding counties for the development of a Mississippian oil and gas prospect. This Note and all other obligations of Maker to Lender, and all renewals or extensions thereof, are secured by  the oil and gas leases now owned by Maker in Logan County, Oklahoma and the oil and gas leases in Logan County, Oklahoma and surrounding counties to be acquired with the proceeds of this loan and all collateral securing this Note and by all other security interests heretofore or hereafter granted to Lender as more specifically described in Security Agreements and other securing documentation.

ADDITIONAL ASSURANCES. In consideration of additional benefits provided by Lender to Maker, it is agreed by the parties that Maker, by and through its wholly owned subsidiary, Cimarrona, L.L.C., shall retain in its operating bank account at Helm Bank, Account No. 1040116018, at all times, no less than the sum of Fifty Thousand Dollars ($50,000.00).

ACCELERATION.  At option of holder, the unpaid balance of this Note and all other obligations of Maker to holder, whether direct or indirect, absolute or contingent, now existing or hereafter arising, shall become immediately due and payable without notice or demand upon the occurrence or existence of any of following events or conditions:  (a) Any payment required by this Note or by any other note or obligation of Maker to holder or to others is not made when due or the occurrence or existence of any event which results in acceleration of the maturity of any obligation of Maker to holder or to others under any promissory note, agreement or undertaking; (b) Maker defaults in performance of any covenant, obligation, warranty or provision contained in any loan agreement or in any instrument or document securing or relating to this Note or any other note or obligation of Maker to holder or to others; (c) Any warranty, representation, financial information or statement made or furnished to Lender by or on behalf of Maker proves to have been false in any material respect when made or furnished; (d) The making of any levy against or seizure, garnishment or attachment of any collateral; (e) Any time Lender in good faith believes prospect of payment of this Note is impaired; (f) When in the judgment of Lender the collateral, if any, becomes unsatisfactory or insufficient either in character or value, and upon request, Maker fails to provide additional collateral as required by Lender; (g) Loss, theft, substantial damage or destruction of collateral, if any; (h) Death, dissolution, change in management or termination of existence of any Maker; or (i) Appointment of a receiver over any part of the property of any Maker, the assignment of property by any Maker for the benefit of creditors, or the commencement of any proceedings under any bankruptcy or insolvency laws by or against any party liable, directly or indirectly, hereunder.

WAIVERS AND GOVERNING LAW.  No waiver by holder of any payment or other right under this Note or any related agreement or documentation shall operate as a waiver of any other payment or right.  This Note and the obligations evidenced hereby are to be construed and governed by the laws of the State of Oklahoma.

COLLECTION COSTS.  All parties liable for payment hereunder agree to pay reasonable costs of collection, including an attorney's fee of a minimum of 15% of all sums due upon default, whether or not a lawsuit is commenced as a part of the collection process.

RIGHT OF OFFSET.  Any indebtedness due from holder hereof to Maker or any party hereto including, but without limitation, any deposits or credit balances due from holder, is pledged to secure payment of this Note and any other obligations to holder of Maker or any party hereto, and may at any time while the whole or any part of such obligation remains unpaid, either before or after Maturity hereof, be appropriated, held or applied toward the payment of this Note or any other obligation to holder of Maker or any party hereto.

IN WITNESS WHEREOF, the Maker has executed this Note on the date first above written.

Osage Exploration and Development, Inc.

By
Kim Bradford, President